Exhibit 99.1

Heritage Announces Estimated Catastrophe Losses and Third Quarter 2024 Earnings Dates

Tampa, FL – October 22, 2024: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today announced estimated losses for Hurricanes Debby, Helene, and Milton.

Ernie Garateix, CEO at Heritage, commented, “Our thoughts are with those impacted by the devastating hurricanes that have ravaged so many communities across the southeast. This has been a difficult storm season leaving millions with significant damage and loss. At Heritage, we are working tirelessly to support our claimants and communities to ensure they have the necessary resources to quickly rebuild. I am especially proud of our employees from across our company who have been providing a rapid response to our claimants as well as the thousands of adjustors that we have in the field who are supporting our customers daily.”

Third Quarter 2024 Estimated Catastrophe Losses

The Company expects to incur approximately $48 million of net current accident quarter catastrophe losses stemming from Hurricanes Debbie and Helene in the third quarter 2024. Despite the impact of the hurricanes, the Company expects to deliver positive net income for the third quarter of 2024.

Fourth Quarter 2024 Estimated Catastrophe Losses

The Company expects to incur approximately $57 million of net current accident quarter catastrophe losses stemming from Hurricane Milton in the fourth quarter of 2024. On the day after Hurricane Milton struck Florida, the Company had assembled claims handing resources in several locations including over 2,000 adjusters and more than 200 emergency service vendors ready to assist our policy holders. Twelve days following the storm the Company has received 5,435 claims with the average wait time for policy holders calling in their claims of under one minute. The reported claim count for Hurricane Milton is just under 50% of that experienced during Hurricane Ian during the same time frame.

Mr. Garateix continued, “Overall, we are in a strong financial position and backed by a $1.30 billion reinsurance tower. We expect gross losses from hurricane Milton to possibly reach the third layer of our reinsurance tower which starts at $450 million and goes to $914 million. We continue to maintain a robust level of reinsurance coverage through year end 2024. Importantly, the strategic actions that we have taken over the last three years have helped to mitigate our losses from significant events like the three recent hurricanes. These actions which include rate adequacy, exposure management and underwriting discipline will enable Heritage to continue to support our customers as well as, we believe, further expand our business for years to come.”

Third Quarter 2024 Earnings Dates

The Company will announce third quarter 2024 financial results after the market closes on Wednesday, November 6, 2024, followed by a 12:00pm ET conference call on Thursday, November 7, 2024.

Conference Call Details:

Participant Dial-in: 1-888-346-3095

International Dial-in: 1-412-902-4258

Webcast:

A live audio webcast of the earnings call will be available in the investors section of the company’s website. The call will be archived and available for replay.

Financial information, including material announcements about Heritage, is routinely posted on investors.heritagepci.com.

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the impact of recent hurricanes including the expected net current accident quarter catastrophe losses stemming from Hurricanes Debbie, Helene and Milton; the availability of our reinsurance tower and our ability to expand our business in the future. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: more extensive losses from Hurricanes Debbie, Helene and Milton, the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and conflicts between Russia and Ukraine and in the Middle East; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 13, 2024, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com